Exhibit 3

SUPPLEMENTAL INFORMATION TO THE AGENDAS FOR THE ORDINARY GENERAL SHAREHOLDERS MEETING OF CEMEX, S.A.B. DE C.V. AND THE EXTRAORDINARY GENERAL SHAREHOLDERS MEETING OF CEMEX, S.A.B. DE C.V.1

What kind of Shareholders Meetings will be held on March 25, 2025?

On March 25, 2025, Cemex, S.A.B. de C.V. (“Cemex”) is scheduled to have an Ordinary General Shareholders Meeting (“the Ordinary Meeting”). That same day, once the Ordinary Meeting is concluded, an Extraordinary General Shareholders Meeting (the “Extraordinary Meeting”) is also scheduled. As a general reference, under Mexican Law, certain matters can only be approved at an Ordinary Shareholders Meeting and other matters at an Extraordinary General Shareholders Meeting.

CEMEX ORDINARY GENERAL SHAREHOLDERS MEETING

What is being proposed under item I of the agenda for the Ordinary Meeting?

The discussion and approval of certain reports of certain reports for the year ended on December 31, 2024, which include the Chief Executive Officer’s (“CEO”) report, Cemex’s consolidated financial statements, results of operations, cash flow and variations of capital stock. Additionally, the CEO must submit to the shareholders the opinion of Cemex’s Board of Directors with respect to the report presented by the CEO; the reports of Cemex’s (i) Audit, (ii) Corporate Practices and Finance, and (iii) Sustainability, Climate Action, Social Impact, and Diversity Committees; the accounting policies and criteria report; and the tax status report of Cemex, in each case as required in accordance with the applicable laws and Cemex’s By-Laws. This proposal is required by applicable laws in Mexico and is standard for companies in Mexico at ordinary general shareholders meetings.

The documents described in item I of the agenda of the Ordinary Meeting are expected to be made available on Cemex’s website (www.cemex.com) by no later than February 21, 2025.

What is being proposed under item II of the agenda for the Ordinary Meeting?

The approval of a proposal for the allocation of profits for the fiscal year ended December 31, 2024, which includes the declaration of a cash dividend. The aggregate amount of the dividend is expected to be declared is USD 130 million, which shall be declared in U.S. dollars and is expected to be paid in four installments (the first installment on June 18, 2025, the second installment on September 18, 2025, the third installment on December 16, 2025 and the fourth installment on March 12, 2026). Shareholders holding physical certificates and holders of Cemex’s Ordinary Participation Certificates (“CPOs”) would receive the dividend payment in Mexican pesos, while holders of Cemex’s American Depositary Shares (ADS) would receive the dividend payment in U.S. dollars. This proposed measure is required by Mexican law and is standard for corporations in Mexico in ordinary general shareholders meetings when a dividend is declared.

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This document contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. No assurance can be given that the transactions described herein will be consummated or as to the ultimate terms of any such transactions. CEMEX assumes no obligation to update or correct the information contained in this document.

The documents described in item II of the agenda of the Ordinary Meeting are expected to be made available on Cemex’s website (www.cemex.com) by no later than February 21, 2025.

What is being proposed under item III of the agenda for the Ordinary Meeting?

Similar to what was discussed and approved in Cemex’s Ordinary General Shareholders Meeting held in 2024, this item includes the discussion and approval to set the amount of a fund that would be used for the repurchase of Cemex’s shares or other instruments representing such shares. The share buyback program being proposed would be of up to U.S. $500 million or its equivalent in Mexican Pesos for the remainder of 2025, starting on March 25, 2025, and continuing until the next Cemex Ordinary Shareholders Meeting, which is expected to be held no later than April 30, 2026.

In general, the procedures and approvals implemented for the repurchase of Cemex’s shares in previous years, and which were in effect during 2024, will continue to be implemented until the date of the next Cemex Ordinary General Shareholders Meeting. In particular, if the proposal is approved, share repurchases under the share buyback program will be made from time to time at prices and in accordance with procedures permitted by applicable laws, as determined by the Chairman of Cemex’s Board of Directors, the CEO of Cemex, or the Executive Vice President of Finance and Administration of Cemex. This share buyback program does not obligate Cemex to acquire a specific number of shares, nor does it imply that any repurchases will be carried out. The timing, frequency, and amount of the repurchase activity will depend on various factors such as cash flow levels from operations, cash needs for investment in Cemex’s businesses, Cemex’s stock price, market conditions, and other factors, such as contractual, if any such restrictions were to exist. The share buyback program may not be implemented, suspended, modified, or discontinued at any time.

The documents described in item III of the agenda of the Ordinary Meeting are expected to be made available on Cemex’s website (www.cemex.com) by no later than February 21, 2025.

What is being proposed under item IV of the agenda for the Ordinary Meeting?

In accordance with the laws of Mexico, the appointment or, as the case may be, re-election of candidates who will be proposed individually, and not as part of a slate, as members of Cemex’s Board of Directors, as well as the designation of its Chairman, Secretary, and Alternate Secretary. This proposal is standard for companies in Mexico at Ordinary General Shareholders Meetings. Cemex began proposing candidates for the Board of Directors individually in 2022 and continues to do so for the Ordinary Meeting as part of the corporate governance improvements that were announced in 2022.

The names, biographies and other additional information of the individuals proposed to be appointed as members of Cemex’s Board of Directors, its Chairman, Secretary and Alternate Secretary, are expected to be made available on Cemex’s website (www.cemex.com) by no later than February 21, 2025.

What is being proposed under item V of the agenda for the Ordinary Meeting?

In accordance with the laws of Mexico, the appointment or, as the case may be, re-election of the candidates who will be proposed individually, and not as part of slate, as members of Cemex’s Board of Directors Audit Committee, as well as the designation of the Audit Committee’s President, Secretary and Alternate Secretary. This proposal is standard for companies in Mexico at Ordinary General Shareholders Meetings.

The names, biographies and other information of the individuals proposed as members of Cemex’s Board of Directors Audit Committee, the Audit Committee’s President, Secretary and Alternate Secretary, are expected to be made available on Cemex’s website (www.cemex.com) by no later than February 21, 2025.

What is being proposed under item VI of the agenda for the Ordinary Meeting?

In accordance with the laws of Mexico, the appointment or, as the case may be, re-election of the candidates who will be proposed individually, and not as part of slate, as members of Cemex’s Board of Directors Corporate Practices and Finance Committee, as well as the designation of the Audit Committee’s President, Secretary and Alternate Secretary. This proposal is standard for companies in Mexico at Ordinary General Shareholders Meetings.

The names, biographies and other information of the individuals proposed as members of Cemex’s Board of Directors Corporate Practices and Finance Committee, the Corporate Practices and Finance Committee’s President, Secretary and Alternate Secretary, are expected to be made available on Cemex’s website (www.cemex.com) by no later than February 21, 2025.

What is being proposed under item VII of the agenda for the Ordinary Meeting?

The appointment or, as the case may be, re-election of the candidates who will be proposed individually, and not as part of slate, as members of Cemex’s Board of Directors Sustainability, Climate Action, Social Impact, and Diversity Committee, as well as the designation of the Sustainability, Climate Action, Social Impact, and Diversity Committee’s President, Secretary and Alternate Secretary. The proposal to appoint members of Committee’s of the Board of Directors at Ordinary General Shareholders Meetings is standard for companies in Mexico.

The names, biographies, and other information of the individuals proposed as members of Cemex’s Board of Directors Sustainability, Climate Action, Social Impact, and Diversity Committee, the Sustainability, Climate Action, Social Impact, and Diversity Committee’s President, Secretary and Alternate Secretary are expected to be made available on Cemex’s website (www.cemex.com) by no later than February 21, 2025.

What is being proposed under item VIII of the agenda for the Ordinary Meeting?

The approval for the proposed remuneration for the members of (i) Cemex’s Board of Directors, (ii) the Audit Committee, (iii) the Corporate Practices and Finance Committee, and (iv) the Sustainability, Climate Action, Social Impact, and Diversity Committee. This proposal is standard for companies in Mexico at Ordinary General Shareholders Meetings.

The information described in item VIII of the agenda of the Ordinary Meeting is expected to be made available on Cemex’s website (www.cemex.com) by no later than February 21, 2025.

What is being proposed under item IX of the agenda for the Ordinary Meeting?

The proposal to appoint the person or persons who will formalize the resolutions that are approved during the Ordinary Meeting. This proposal is standard for companies in Mexico at Ordinary General Shareholders Meetings.

The information described in item IX of the agenda of the Ordinary Meeting is expected to be made available on Cemex’s website (www.cemex.com) by no later than February 21, 2025.

CEMEX EXTRAORDINARY GENERAL SHAREHOLDERS MEETING

What is being proposed under item I of the agenda for the Extraordinary Meeting?

Because of changes to laws in Mexico, the proposal is to amend Cemex’s By-Laws, in particular Article 23 (Board Meetings), Article 27 (Duties of the Board), Article 28 (Chief Executive Officer), Article 31 (Committees) and Article 32 (Board Remuneration), as well as the inclusion of a new Transitional Third Article in the Bylaws.

The proposal to amend Article 23 and Article 31 of the Bylaws and the inclusion of a new Transitional Third Article in the Bylaws are to incorporate certain changes that have occurred to Mexican legislation into the Bylaws that would allow Board of Directors and Board of Directors’ Committee meetings to be carried out using electronic, optical, or other technologies, and allow the form of corporate documents using electronic signature or similar means. Under the laws of Mexico, amendments to Cemex’s Bylaws are required to be approved at an extraordinary general shareholders meeting.

The proposal to amend Article 27 and Article 28 of the Bylaws is a consequence of the creation of the Labor Judicial System in Mexico and seek to authorize Cemex’s Board of Directors and Chief Executive Officer, respectively, to represent Cemex in courts and before authorities on labor related matters. Under the laws of Mexico, amendments to Cemex’s Bylaws are required to be approved at an extraordinary general shareholders meeting.

The proposal to amend Article 32 of the Bylaws seeks to acknowledge that both members and alternate members of any of Cemex’s Board of Director’s committees, including those committees of the Board of Directors whose existence is not required by law, will receive as remuneration for their services in the amounts determined by Cemex’s Ordinary General Shareholders Meeting. Under the laws of Mexico, amendments to Cemex’s Bylaws are required to be approved at an extraordinary general shareholders meeting.

Additional details, if any, on this item I of the agenda of the Extraordinary Meeting, are expected to be made available on Cemex’s website (www.cemex.com) by no later than February 21, 2025, including the full details of the amendments being proposed to Article 23, Article 27, Article 28, Article 31 and Article 32, and the inclusion of the new Transitional Third Article of Cemex’s By-Laws.

What is being proposed under item II of the agenda for the Extraordinary Meeting)

The proposal to restate Cemex’s Bylaws to reflect amendments to such Bylaws, and to certify such restated Bylaws. Under the laws of Mexico, amendments, including any restatement, to Cemex’s Bylaws are required to be approved at an extraordinary general shareholders meeting.

The full amended and restated version of the Cemex Bylaws being proposed related to item II of the agenda of the Extraordinary Meeting is expected to be made available on Cemex’s website (www.cemex.com) no later than February 21, 2025.

What is being proposed under item III of the agenda for the Extraordinary Meeting?

The proposal to appoint the person or persons who will formalize the approved resolutions. This proposal is standard for companies in Mexico at these meetings.

The information related to item III of the agenda of the Extraordinary Meeting is expected to be made available on Cemex’s website (www.cemex.com) no later than February 21, 2025.

GENERAL

Where can I get more information and documentation about the Ordinary Meeting and the Extraordinary Meeting?

For more information and documentation, you should visit the “Events and Calendar” section located on the “Investors” section on Cemex’s website at www.cemex.com

Additional information useful for the Ordinary Meeting and the Extraordinary Meeting is also expected to be made public on Cemex’s website at www.cemex.com by no later than February 21, 2025.